EXHIBIT 99.1

CloudCommerce Provides Full Year Guidance

The Company now expects 2020 full year revenue to exceed $14 million and operating income to exceed $1 million

SAN ANTONIO – June 16, 2020 -- CloudCommerce, Inc. (CLWD), a leading provider of digital advertising solutions, today announced that it now expects 2020 full year revenue to exceed $14 million and net operating income to exceed $1 million. Management’s confidence to provide guidance was driven primarily by contracted revenue from its existing client base and new clients added within the last few months.

The Company also revealed that in spite of the fact that 2020 is a major year for elections, it does not have any political clients. All revenue in 2020 is expected to come from non-political, businesses and organizations.

The Company further announced that its improved financial performance will allow it to create greater shareholder value by continuing its efforts to reduce future equity dilution by retiring certain highly dilutive convertible notes.

“This has been a real team effort,” said Andrew Van Noy, CEO of CloudCommerce. “In spite of the COVID-19 pandemic headwinds, our team members are setting new performance records. As a result, 2020 promises to be the best year ever for CloudCommerce.”

About Cloud Commerce, Inc.

CloudCommerce, Inc. (CLWD) is a leading provider of digital advertising solutions. Our flagship solution, SWARM, analyzes a robust mix of audience data to help businesses find who to talk to, what to say to them, and how to market to them. We do this by applying advanced data science, behavioral science, artificial intelligence, and market research techniques to discover, develop and create custom audiences for highly targeted digital marketing campaigns. CloudCommerce was Ranked Number 235th Fastest Growing Company in North America on Deloitte’s 2019 Technology Fast 500™. To learn more about CloudCommerce, please visit our website at www.CloudCommerce.com

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2019. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Press Contact:

CloudCommerce, Inc.
Tel: (800) 673-0927
communications@cloudcommerce.com